Exhibit 10.1

July 29, 2024

Via Hand Delivery

Mr. Woungmoo Lee

[address omitted]

Re: Separation Agreement

Dear Mr. Lee:

This letter agreement (this “Separation Agreement”) confirms our mutual understanding regarding your resignation from the position of Executive Vice President and General Manager of Mixed-Signal Solutions of Magnachip Semiconductor Corporation, a Delaware corporation (“MSC”), and of Magnachip Mixed-Solutions, Ltd., a Korean yuhan hoesa (“MMS”), and from all other positions with each direct and indirect subsidiaries of MSC, including Magnachip Semiconductor, Ltd. (“MSK”), effective as of 11:59 p.m. (Korea Time) on July 31, 2024 (the “Resignation Date”). MSC and all of its direct and indirect subsidiaries are collectively referred to herein as the “Company”.

1. Incorporation by Reference. Reference is made to that certain Employment Agreement by and between you, on the one hand, and MSC and MSK, on the other hand, entered into as of October 22, 2018 (the “Service Agreement”). If any provision contained in the Service Agreement conflicts with any provision in this Separation Agreement, the provision contained in this Separation Agreement shall govern and control. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Service Agreement.

2. Voluntary Resignation. By signing below, you hereby voluntarily resign from the position of Executive Vice President and General Manager of MSC and MMS and from all other positions with each direct and indirect subsidiaries of MSC, including MSK, effective as of 11:59 p.m. (Korea Time) on the Resignation Date. Notwithstanding anything to the contrary provided in the Service Agreement or otherwise, your resignation shall be deemed to be voluntary pursuant to Section 4(a)(vi) (Resignation without Good Reason) of the Service Agreement, except as expressly provided in Section 3(b) below.

3. Severance Benefit. The Company is offering, and you have accepted, the following benefits (collectively, the “Severance Benefit”) in exchange for your execution of this Separation Agreement and the release of claims contained herein and in Exhibit A attached hereto (the “Release of Claims”):

(a) Separation Payment. You will receive cash severance payment equal to twelve (12) times your currently effective monthly base salary, which will be paid in installments as follows: (i) KRW 59,150,000 on September 30, 2024; (ii) KRW 29,575,000 on October 25, 2024; (iii) KRW 29,575,000 on November 25, 2024; (iv) KRW 29,575,000 on December 24, 2024; (v) KRW 29,575,000 on January 24, 2025; (vi) KRW 29,575,000 on February 25, 2025; (vii) KRW 29,575,000 on March 25, 2025; (viii) KRW 29,575,000 on April 25, 2025; (ix) KRW 29,575,000 on May 23, 2025; (x) KRW 29,575,000 on June 25, 2025; and (xi) KRW 29,575,000 on July 25, 2025. You will also be entitled to receive a prorated portion of the Annual Bonus applicable to the calendar year 2024, determined on a daily basis, based on actual performance achievement for such year, and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year. The payments set forth in this Section 3(a) are collectively referred to herein as the “Separation Payment”.

Magnachip Semiconductor, 40F, Parc.1 Tower 2, 108, Yeoui-daero, Yeongdeungpo-gu, Seoul, Republic of Korea, 07335

(b) Equity Compensation. During your engagement with the Company, you have been granted equity awards (“Equity Awards”) under the terms of the MagnaChip Semiconductor Corporation 2011 Equity Incentive Plan (the “2011 Equity Plan”) or the Magnachip Semiconductor Corporation 2020 Equity and Incentive Compensation Plan, as amended (together with the 2011 Equity Plan, the “Equity Plan”). Any Equity Awards that are outstanding under the Equity Plan will be treated in accordance with the terms of the Equity Plan and the applicable award agreements, subject to the following terms and conditions:

(i) Your “Service”, as defined in the Equity Plan, shall be deemed to have terminated as of the Resignation Date.

(ii) For purposes of this Section 3(b) only, your separation shall be deemed to constitute “termination without Cause” rather than “resignation without Good Reason” under the Equity Plan and the applicable award agreements; provided, however, that this Section 3(b)(ii) shall not apply to your rights to exercise your stock options under the Section 3(b)(iii) of this Separation Agreement.

(iii) Notwithstanding Section (3)(b)(i) above, you may exercise your stock options, to the extent unexercised and exercisable, at any time prior to the date that is three (3) months after the last date of your service per the Consulting Agreement (as defined below), but in no event later than the original expiration date of such stock options.

(c) Notwithstanding anything herein or in the Service Agreement to the contrary, the Severance Benefit (including the Separation Payment) to be provided to you shall be contingent upon and subject to:

(i) your execution and non-revocation of the Release of Claims and your satisfaction of the conditions under the Release of Claims;

(ii) your compliance with all of the terms of the Confidentiality Agreement and Proprietary Information and Invention Assignment Agreement, both of which are dated as of November 1, 2013, except as superseded by this Separation Agreement; and

(iii) your compliance with all the terms of this Separation Agreement, including Section 4 below (and by reference, Sections 6, 7, 8 and 10 of the Service Agreement).

(d) Taxes. The Company shall withhold taxes as required by applicable law. You shall be responsible for filing applicable tax returns and paying applicable taxes to the relevant tax authorities in connection with the receipt of the Severance Benefit described above.

(e) Payment of Benefits and Compensation. You agree that, except as otherwise provided herein, you have been paid all benefits and compensation (including any equity based compensation) owed to you by the Company (or its parent company, as applicable) and are not entitled to any additional severance, wages, salary, benefits, equity, options, bonuses, incentive compensation, allowances, or other remuneration from the Company. For the avoidances of doubt, you acknowledge that any payment or benefits you were entitled pursuant to the Service Agreement have been duly voided between you and the Company prior to the Resignation Date, and you shall not claim that the aforementioned payment or benefits have not been provided by the Company.

(f) The Company’s Waiver of Notice. The Company hereby waives the 30-day notice requirement set forth in Section 4(b) of the Service Agreement in connection with your resignation pursuant to this Separation Agreement.

4. Consulting Arrangement. Immediately after you execute this Separation Agreement and the Release of Claims, you and MMS will execute a separate consulting agreement attached hereto as Exhibit B (the “Consulting Agreement”).

5. Covenants. Sections 6 (Non-Competition; Non-Solicitation; Non-Hire), 7 (Non-Disclosure of Confidential Information; Non-Disparagement; Intellectual Property), 8 (Injunctive Relief) and 10 (Cooperation) of the Service Agreement are hereby incorporated hereinto by reference. You hereby confirm the validity and effectiveness of such provisions and agree to comply with them.

6. Entire Agreement. This Separation Agreement, the Release of Claims and the Service Agreement (and the Confidentiality Agreement and the Proprietary Information and Invention Assignment Agreement referenced in this Separation Agreement) constitute the entire agreement and understanding between you and the Company with respect to the subject matter hereof and supersede all prior agreements, policies and understandings (whether written or oral), between you and the Company, relating to such subject matter (including, without limitation, any oral promise to retain you as a consultant for any period following your termination of engagement and provide payments or benefits in connection therewith).

7. General. Sections 13 (Assignment and Successors), 14 (Governing Law), 15 (Validity), 16 (Notices), 17 (Counterparts), 19 (Amendments; Waivers), 20 (No Inconsistent Actions), 21 (Construction), 22 (Dispute Resolution), 23 (Enforcement), 24 (Withholding), 25 (Clawback) and 27 (Representations) of the Service Agreement are hereby incorporated hereinto by reference, provided that those sections shall apply pari passu to this Separation Agreement as if the term “Agreement” were replaced with the term “Separation Agreement”.

[Remainder of page internationally left blank, Signature page follows.]

Please confirm your agreement with the foregoing by signing and returning one copy of this Separation Agreement to the undersigned, whereupon this Separation Agreement shall become a binding agreement between you and the Company.

Very truly yours,

MAGNACHIP SEMICONDUCTOR CORP.

By:	/s/ Young-Joon Kim
Name:	Young-Joon Kim
Title:	Chief Executive Officer

MAGNACHIP SEMICONDUCTOR, LTD.

By:	/s/ Young-Joon Kim
Name:	Young-Joon Kim
Title:	Representative Director

MAGNACHIP MIXED-SIGNAL, LTD.

By:	/s/ Young-Joon Kim
Name:	Young-Joon Kim
Title:	Representative Director

Accepted and agreed as of the date first written above:

/s/ Woungmoo Lee
Woungmoo Lee

EXHIBIT A

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release of Claims”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms used but not defined in this Release of Claims will have the respective meanings ascribed to them in the Separation Agreement dated July 29, 2024, among Magnachip Semiconductor Corporation, Magnachip Semiconductor, Ltd., Magnachip Mixed-Signal, Ltd. and the undersigned (the “Separation Agreement”).

For and in consideration of the Severance Benefit, and other good and valuable consideration, I, for and on behalf of myself and my executors, heirs, administrators, representatives, and assigns, hereby agree to release and forever discharge the Company and all of their respective predecessors, successors, affiliates, subsidiaries, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, and the employee benefit plans in which I am or have been a participant by virtue of my employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims that I have or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date hereof and arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever my executive service to, or employment by, the Company or the termination thereof, including any and all claims arising under federal, state or local laws of the United States of America or under national, provincial or local laws of the Republic of Korea (as well as any applicable foreign jurisdictions) relating to executive service or employment, including claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, whistleblowing or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys’ fees and costs. I agree further that this Release of Claims may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by me or my descendants, dependents, heirs, executors, administrators, or assigns. By signing this Release of Claims, I acknowledge that I intend to waive and release all rights known or unknown that I may have against the Company Releasees under these and any other laws.

I acknowledge and agree that as of the date I execute this Release of Claims (the “Release Effective Date”), I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph and that I have not filed any claim against any of the Company Releasees before any local, state, federal, or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a “Proceeding”). I (i) acknowledge that I will not initiate or cause to be initiated on my behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law, and (ii) waive any right that I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding. Further, I understand that, by executing this Release of Claims, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company Releasees.

Notwithstanding the generality of the foregoing, I do not release (i) claims to receive Severance Benefit, including the Separation Payment, in accordance with the Separation Agreement, (ii) claims for indemnification arising under any applicable indemnification obligation of the Company, or (iii) claims that cannot be waived by law.

I understand that nothing in this Agreement will preclude, prohibit or restrict me from (i) participating or cooperating in any investigation conducted by any governmental agency or authority, or (ii) filing a charge of discrimination with any administrative agency or regulatory authority.

Nothing in this Agreement, or any other agreement with the Company, prohibits or is intended in any manner to prohibit, me from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit my right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. I do not need the prior authorization of anyone at the Company to make any such reports or disclosures, and I am not required to notify the Company that I have made such reports or disclosures.

Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). I cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal, or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.

I acknowledge that I have been given at least 21 days in which to consider this Release of Claims. I acknowledge further that the Company has advised me to consult with an attorney of my choice before signing this Release of Claims, and I have had sufficient time to consider the terms of this Release of Claims. I represent and acknowledge that if I execute this Release of Claims before 21 days have elapsed, I do so knowingly, voluntarily, and upon the advice and with the approval of my legal counsel (if any), and that I voluntarily waive any remaining consideration period.

I understand that after executing this Release of Claims, I have the right to revoke it within seven days after its execution. I understand that this Release of Claims will not become effective and enforceable unless the seven-day revocation period passes and I do not revoke the Release of Claims in writing. I understand that this Release of Claims may not be revoked after the seven-day revocation period has passed. I understand also that any revocation of this Release of Claims must be made in writing and delivered to the Company at its principal place of business within the seven-day period.

This Release of Claims will become effective, irrevocable, and binding on the eighth day after its execution, so long as I have not timely revoked it as set forth above. I understand and acknowledge that I will not be entitled to payments or benefits under the Separation Agreement unless this Release of Claims is effective on or before the date that is 60 days following the Resignation Date.

I hereby agree to waive any and all claims to re-engagement or re-employment with the Company and affirmatively agree not to seek further employment with the Company.

The provisions of this Release of Claims will be binding upon my heirs, executors, administrators, legal representatives, and assigns. If any provision of this Release of Claims will be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release of Claims.

This Release of Claims will be governed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law. Any dispute or claim arising out of or relating to this Release of Claims or claim of breach hereof will be brought exclusively in the United States District Court for the District of Delaware to the extent that federal jurisdiction exists, and in the Delaware Chancery Court to the extent that federal jurisdiction does not exist. By execution of this Release of Claims, I am waiving any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Release of Claims.

/s/ Woungmoo Lee
Woungmoo Lee

Date: July 29, 2024

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